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Biogen Idec Inc.

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For More Information Contact:
Biogen Idec Media Contact:
Naomi Aoki
Director, Public Affairs
(617) 914-6524
Biogen Idec Investor Relations Contact:
Elizabeth Woo
Vice President, Investor Relations
(617) 679-2812
RISKMETRICS AND GLASS LEWIS ENDORSE ALL FOUR BIOGEN IDEC DIRECTOR NOMINEES
Two Leading Voting Advisories Recommend Company Stockholders Vote FOR Company
Nominees on the WHITE Proxy Card
Cambridge, MA, June 10, 2008 - Biogen Idec Inc. (NASDAQ: BIIB) today announced that both RiskMetrics Group/ISS Governance Services and Glass, Lewis & Co. recommend that Biogen Idec stockholders vote the WHITE proxy card FOR all four of Biogen Idec’s nominees for election to the Board at the Company’s Annual Meeting of Stockholders on June 19. In endorsing the Biogen Idec nominees, RiskMetrics and Glass Lewis recommend that their clients NOT vote on the Gold proxy card for Carl Icahn’s slate of dissident director nominees. The proxy advisory firms also endorsed voting with the Board’s recommendations on all other proposals outlined in the Company’s proxy statement.
The four highly regarded and accomplished individuals nominated by the Biogen Idec Board are: Cecil B. Pickett, Ph.D., Lynn Schenk, J.D., Phillip A. Sharp, Ph.D., and Stelios Papadopoulos, Ph.D.
RiskMetrics and Glass Lewis are the world’s two leading independent proxy voting advisory services. Their recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries.
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Page 2 Riskmetrics and Glass Lewis Endorse All Four Biogen Idec Director Nominees
In its report, RiskMetrics stated:
•	“...the dissident has not met its burden of proving that board change is warranted at Biogen. Absent a showing that the incumbent board has failed in some fashion, we find it difficult to support the removal of directors...”

•	“Biogen appears to have outperformed its peers on a TSR basis over numerous timeframes. No evidence has been proffered to indicate that the company lags its peers on operational metrics... The industry analyst consensus is that Biogen has performed well from a strategic perspective.”

•	“We cannot conclude the sales process, ultimately disappointing for Biogen shareholders, was designed for failure.... The Biogen board faced a tough predicament. The CIC provisions of the collaboration agreement with Elan gave Elan effective input into the sales process that would inevitably weaken the Biogen board’s negotiating leverage. The challenge facing the board was to limit the leverage leakage... In the end, only one bidder bothered to enter the second round, and that bidder did not submit an offer. There is no evidence that the process design was the reason for the withdrawal instead of a myriad of other potential reasons....”
Glass Lewis stated in its report:
•	“...we believe that shareholders should support management’s nominees. In our opinion the current board and executives have created substantial value for shareholders and we believe that the Company has solid growth opportunities as a stand-alone entity.”
Biogen Idec’s Chairman Bruce R. Ross said: “We are pleased that RiskMetrics and Glass Lewis have recognized that our Board possesses a strong track record of delivering value for all stockholders and that the strategic process we undertook last fall was conducted fairly. Our nominees are committed to continuing to serve the best interests of all stockholders and we strongly urge all Biogen Idec stockholders to vote FOR the Company’s Board nominees on the WHITE proxy card.”
Stockholders who require assistance in voting their shares may call Biogen Idec’s proxy solicitor, Innisfree M&A Incorporated, toll free at 877-750-8536.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
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Page 3 Riskmetrics and Glass Lewis Endorse All Four Biogen Idec Director Nominees
Important Information
On May 8, 2008, Biogen Idec filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2008 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836.
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